Exhibit 5.1

30 ROCKEFELLER PLAZA NEW YORK, NEW YORK 10112-4498 TEL +1 212.408.2500 FAX +1 212.408.2501 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO RIYADH SAN FRANCISCO WASHINGTON

May 21, 2020

Qurate Retail, Inc.

12300 Liberty Boulevard

Englewood, CO 80112

Re: Qurate Retail, Inc. Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

This opinion is being furnished in connection with the filing by Qurate Retail, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission of Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (File Nos. 333-229974 and 333-235370) and Post-Effective Amendment No. 2 to Registration Statements on Form S-8 (File Nos. 333-214681 and 333-222062) (collectively, the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of the Company’s Series A common stock, par value $0.01 per share (the “Series A Common Stock”), and Series B common stock, par value $0.01 per share (“Series B Common Stock”), that were previously available for issuance under the Qurate Retail, Inc. 2016 Omnibus Incentive Plan, as amended (formerly named the Liberty Interactive Corporation 2016 Omnibus Incentive Plan, the “2016 Plan”).

On May 21, 2020 (the “Approval Date”), the Company’s stockholders approved the Qurate Retail, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”). In connection therewith, no future awards will be granted under the 2016 Plan and any of the Company’s shares of Series A common stock or Series B common stock remaining, or that again would otherwise become, available for awards under the 2016 Plan as of the Approval Date as a result of awards that are forfeited, terminated, canceled or rescinded, settled in cash in lieu of shares, or exchanged for awards that do not involve Series A Common Stock or Series B Common Stock or expire unexercised on or after the Approval Date will be available for issuance under the 2020 Plan.  The Company has requested our opinion concerning the status under Delaware law of the 33,139,699 shares of Series A Common Stock and the 917,819 shares of Series B Common Stock included in the Post-Effective Amendment (the shares of Series A Common Stock and Series B Common Stock included in the Post-Effective Amendment, the “Shares”), that may be issued pursuant to the terms of the 2020 Plan.

For purposes of our opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

1.                    Restated Certificate of Incorporation of the Company, as currently in effect;

2.                    Amended and Restated Bylaws of the Company, as currently in effect;

3.                    Resolutions of the Company’s Board of Directors authorizing the issuance of the Shares pursuant to the terms of the 2020 Plan and the preparation and filing of the Post-Effective Amendment under the Securities Act; and

4.                    The 2016 Plan and the 2020 Plan.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. We have also assumed that: (i) all of the Shares will be issued for the consideration permitted under the 2020 Plan as currently in effect, and none of such Shares will be issued for less than $0.01 per share; (ii) all actions required to be taken under the 2020 Plan by the Board of Directors of the Company (or any committee thereof) have been or will be taken by the Board of Directors of the Company (or any committee thereof); and (iii) at the time of issuance of the Shares under the 2020 Plan, the Company shall continue to have sufficient authorized and unissued shares of Series A Common Stock and Series B Common Stock reserved for issuance thereunder.

Based upon and subject to the foregoing, we are of the opinion that:

1.                    The Shares are duly authorized for issuance; and

2.                    If and when any Shares are issued in accordance with the requirements of the 2020 Plan, such Shares will be validly issued, fully-paid and non-assessable.

This opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.